Exhibit 99.1
Intuitive Appoints Joseph C. Beery to its Board of Directors
SUNNYVALE, Calif., April 27, 2020 – Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced the election of Joseph C. Beery to its board of directors, effective April 23, 2020.
“Joe has broad experience leading digital business capabilities, computing and information technology within global organizations, and we look forward to his insights and contributions as we expand our capabilities,” said Intuitive CEO Gary Guthart.
Beery was senior vice president of Information Technology and Chief Information Officer for Thermo Fisher Scientific, a life sciences company, until his retirement in September 2019. He led its global digital and IT programs, including the implementation of e-commerce and cloud solutions. He joined the company as part of its 2014 acquisition of Life Technologies Corp., a biotechnology company. From 2008 to 2014, he served as senior vice president and Chief Information Officer at Life Technologies, a company formed by the merger of Invitrogen and Applied Biosystems. Prior to joining Invitrogen, Beery was a senior vice president and Chief Information Officer for America West Airlines and later US Airways, when the two companies merged. Before taking on his role at America West Airlines in 1999, he spent nearly nine years at Motorola Semiconductor, holding various positions in computer integrated manufacturing.
Beery has served as a member of the board of directors of several other companies and not-for-profit organizations, including Rare Genomics, a nonprofit supporting the use of genomics in diagnosing rare disease, the Rady Children’s Institute for Genomic Medicine (RCIGM), UCSD Jacobs School of Engineering Council of Advisors and Biola University School of Science, Technology and Health Advisory Board. He received his Bachelor of Science in Business Administration and Business Computer Systems from the Anderson School of Management at University of New Mexico.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings, and develops, manufactures and markets the da Vinci® surgical system and the Ion™ endoluminal system.
About the da Vinci Surgical System
There are several models of the da Vinci surgical system. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
For more information, please visit the company’s website at https://www.intuitive.com/en-us
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